December 28, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by
Government Obligations Portfolio (copy
attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of Government Obligations
Portfolio dated December 28, 2007. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP

















Eaton Vance Management


The Eaton Vance Building
255 State Street, Boston, MA 02109
(617) 482-8260



December 14, 2007

PricewaterhouseCoopers LLP
125 High Street
Boston, Massachusetts 02110

Dear Sirs:

In accordance with the requirements of item 304 of Regulation S-K, please provide us with a letter(s) from your firm addressed to the Securities and Exchange Commission stating your agreement with the statements made in the enclosed attachments with respect to certain
Eaton Vance Funds and Portfolios as referred to therein.

A copy of your letter will be filed with the Securities and Exchange Commission, along with the applicable statement as attached, as an exhibit to the respective Fund's or Portfolio's next Form
N-SAR for the period ended October 31, 2007 (in accordance with Item 77K of Form N-SAR).

Sincerely,



Barbara E. Campbell
Vice President, Eaton Vance Management




Applicable to Eaton Vance Government
Obligations Fund and Government Obligations
Portfolio, Eaton Vance Low Duration Fund and
Investment Portfolio, and Eaton Vance Income
Fund of Boston and Boston Income Portfolio:

OTTHER MATTERS

Change in Independent Registered Public
Accounting Firm

On August 6, 2007, PricewaterhouseCoopers LLP resigned in the ordinary course as the independent registered public accounting firm for the Fund and Portfolio.

The reports of PricewaterhouseCoopers LLP on the Fund's and Portfolio's financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. There have been no disagreements with
PricewaterhouseCoopers LLP during the Fund's and Portfolio's two most recent fiscal years and any subsequent interim period on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the Fund's and Portfolio's financial statements for such years, and there were no reportable events of the kind described in Item 304 (a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

At a meeting held on August 6, 2007, based on Audit Committee recommendations and approvals, the full Board of Trustees of the Fund and Portfolio approved Deloitte & Touche LLP as the Fund's and Portfolio's independent registered public accounting firm for the fiscal year ending
October 31, 2007. To the best of the Fund's and Portfolio's knowledge, for the fiscal years ended
October 31, 2006 and October 31, 2005, and through August 6, 2007, the Fund and Portfolio did not consult with Deloitte & Touche LLP on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's and Portfolio's financial statements or concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-
K) or reportable events (as described in paragraph
(a)(1)(v) of Item 304 of Regulation S-K).